NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT.
INCORPORATED UNDER THE LAWS OF THE CAYMAN ISLANDS.

NUMBER

SHARES

AUTHORIZED SHARES: 500,000,000
PAR VALUE: $0.0001

CUSIP NO. 497355 10 7

This Certifies that

Is The Record Holder Of

Fully paid and non-assessable shares of Common Stock of

Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

COUNTERSIGNED AND REGISTERED:
VSTOCK TRANSFER, LLC
Transfer Agent and Registrar

BY: ______________________
AUTHORIZED SIGNATURE

____
PRESIDENT

#17-C rev 2 • Copyright© 2010 / Reynolds Graphics, Inc. / Salt Lake City, Utah

NOT VALID UNLESS COUNTERSIGED BY TRANSFER AGENT